Exhibit 10.83

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of January 29, 2013, by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the "Company"), and MICHAEL L. GRAVELLE (the "Employee") and is effective upon January 29, 2013 (the “Effective Date”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Purpose and Release. This Agreement amends and restates, in its entirety, the obligations of the parties under the Amended and Restated Employment Agreement between the Company and the Employee, dated as of January 1, 2010 (the “Prior Agreement”). The purpose of this Agreement is to terminate all prior agreements between the Company, and any of its affiliates, and the Employee relating to the subject matter of this Agreement, to recognize the Employee's significant contributions to the overall financial performance and success of the Company and to provide a single, integrated document which shall provide the basis for the Employee's continued employment by the Company. In consideration of the execution of this Agreement and the termination of all such prior agreements, the parties each release all rights and claims that they have, had or may have arising under such prior agreements, including the Prior Agreement.
2.Employment and Duties. Subject to the terms and conditions of this Agreement, from the Effective Date through the end of the Term, the Company agrees to employ the Employee to serve in a consulting capacity as non-executive employee, or in such other capacity as may be mutually agreed by the parties. The Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid positions and such other duties as may be prescribed from time to time by the Chief Executive Officer (the "CEO") or the Board of Directors of the Company (the "Board"). Commencing as of March 31, 2013, the Company is not obligated to provide for an office or workstation to Employee and Employee shall be permitted to fulfill his duties remotely. The Company acknowledges and agrees that Employee is now and may continue to serve as an officer of Fidelity National Financial, Inc. and other non-competitor companies.
3.Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier to occur of: (a) Employee becomes an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with the Company or its affiliates in their principal products and markets, which for the avoidance of doubt excludes the companies listed in Section 12(c) hereof, (b) November 8, 2018, or (c) the date that Employee has exercised the last of his stock options, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the "Employment Term").
4.Salary. From the Effective Date through March 31, 2013 (the “Transition Date”), the Company shall pay the Employee a base salary, before deducting all applicable withholdings, at an annual rate of $230,000 per year, and from the day following the Transition Date through the end of the Employment Term, the Company shall pay the Employee a base salary, before deducting all applicable withholdings, at an annual rate of $1,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies (the aggregate amount of paid salary in any given year shall be referred to as the "Annual Base Salary").
5.Other Compensation and Fringe Benefits. The Employee shall be entitled to the following:

(a)	From the Effective Date through the Transition Date, the standard Company benefits enjoyed by the Company’s other top executives.

(b)
For 2012, Employee shall be eligible to earn an annual incentive bonus opportunity under the Company's annual incentive plan ("FIS 2012 Annual Bonus Plan"), with such opportunity to be earned based upon attainment of performance objectives established by the Board or Compensation Committee ("FIS 2012 Annual Bonus"). The Employee's target FIS 2012 Annual Bonus under the FIS 2012 Annual Bonus Plan shall be 100% (for at target aggregate Company performance) of $230,000, with a maximum of up to 200% of $230,000 (collectively, the target and maximum FIS 2012 Annual Bonus are referred to as the "FIS 2012 Annual Bonus Opportunity"). Employee’s FIS 2012 Annual Bonus amount shall be calculated in the same manner as other FIS executive officers. If owed pursuant to the terms of the FIS Annual Bonus Plan, the FIS Annual Bonus shall be paid no later than March 15, 2013.

(c)
For 2012, Employee shall be eligible to earn a 2012 Supplemental Bonus Incentive in an amount up to $32,659, which shall be calculated in the same manner as other FIS executive officers. If owed pursuant to the terms of the FIS Annual Bonus Plan, the FIS Annual Bonus shall be paid no later than March 15, 2013.

(d)
For 2013, Employee shall be eligible to earn an annual incentive bonus opportunity under the Company's annual incentive plan ("FIS 2013 Annual Bonus Plan"), with such opportunity to be earned based upon attainment of performance objectives established by the Board or Compensation Committee ("FIS 2013 Annual Bonus"). The Employee's target FIS 2013 Annual Bonus under the FIS 2013 Annual Bonus Plan shall be 100% (for at target aggregate Company performance) of $230,000, with a maximum of up to 200% of $230,000, pro-rated for the period from January 1, 2013 through the Transition Date (collectively, the target and maximum Annual Bonus are referred to as the "FIS 2013 Annual Bonus Opportunity"). Employee’s FIS 2013 Annual Bonus amount shall be calculated in the same manner as other FIS executive officers. If owed pursuant to the terms of the FIS Annual Bonus Plan, the FIS Annual Bonus shall be paid no later than March 15, 2014.

(e)
Except as otherwise provided for herein, stock options and restricted stock previously granted by Company to Employee shall continue to vest during the Employment Term and be exercisable all in accordance with the terms of the applicable agreement signed by Employee at the time of the stock option grant or the restricted stock award. The calculation of Employee’s performance equity awards shall be calculated in the same manner as other FIS executive employees. Unless the Compensation Committee determines otherwise, Employee shall not be eligible for future equity grants during the Employment Term.
6.Vacation. For and during each calendar year within the Employment Term, the Employee shall be entitled to reasonable paid vacation periods and holidays consistent with the Employee's position and in accordance with the Company's standard policies, or as the CEO, Board or Compensation Committee may approve.
7.Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under the Company's expense reimbursement policy.
8.Termination of Employment. The Company or the Employee may terminate the Employee's employment at any time and for any reason in accordance with Subsection (a) below, provided, however, the Company may only terminate Employee’s employment for “Cause” or “Disability”, as such terms are defined below. The Employment Term shall be deemed to have ended on the last day of the Employee's employment. The Employment Term shall terminate automatically upon the Employee's death.

(a)
Notice of Termination. Any purported termination of the Employee's employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the "Date of Termination" and, with respect to a termination due to "Cause", “Good Reason” or "Disability", sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Employee's Disability. A Notice of Termination from the Employee shall specify whether the termination is with or without Good Reason.

(b)
Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of the Employee's death. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Employee experiences a “separation from service” within the meaning of Code Section 409A (as defined in Section 25 of the Agreement), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination,” and all references herein to a “termination of employment” (or words of similar meaning) shall mean a “separation from service” within the meaning of Code Section 409A.

(c)
No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)
Cause. For purposes of this Agreement, a termination of the Employee’s employment for "Cause" means a termination of the Employee’s employment by the Company based upon the Employee's: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment); (ii) willful neglect of duties (other than due to a physical or mental impairment); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company's business policies, accounting practices or standards of ethics; or (vi) failure to materially cooperate with or impeding an investigation authorized by the Board. Provided, however, the Employee shall have been given a thirty (30) day period following receipt by the Employee of the Notice of Termination to cure any act or omission that constitutes Cause, if capable of cure, prior to termination.

(e)
Disability. For purposes of this Agreement, a termination of the Employee’s employment based upon "Disability" means a termination of the Employee’s employment by the Company based upon the Employee's entitlement to long-term disability benefits under the Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination; provided, however, that if the Employee is not a participant in the Company’s long-term disability plan or policy on the Date of Termination, he shall still be considered terminated based upon Disability if he would have been entitled to benefits under the Company’s long-term disability plan or policy had he been a participant on his Date of Termination.

(f)
Good Reason. For purposes of this Agreement, a termination of the Employee’s employment for "Good Reason" means a termination of the Employee’s employment by the Employee based upon (i) a material diminution in the Employee’s Annual Base Salary, except as provided in Section 4 above, or 2012 Annual Bonus Opportunity, or (ii) a material breach by the Company of any of its obligations under this Agreement.

Notwithstanding the foregoing, the Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate the Employee for Cause shall not constitute Good Reason. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) the Employee gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the Employee's Notice of Termination (the “Cure Period”). In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Employee’s Date of Termination must occur, if at all, within one-hundred fifty (150) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
9.Obligations of Company Upon Termination.

(a)
Termination by the Company or by the Employee for Good Reason. If the Employee's employment is terminated during the Employment Term by the Company for any reason other than Cause, Death or Disability or by the Employee for Good Reason:

(i)
The Company shall pay the Employee the following (collectively, the "Accrued Obligations"): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; and (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to the Employee for expenses incurred prior to the Date of Termination;

(ii)
For any Date of Termination occurring under this Section prior to the payment of the FIS 2012 Annual Bonus, the Company shall pay the Employee no later than March 15, 2013, the FIS 2012 Annual Bonus based upon the actual FIS 2012 Annual Bonus that would have been earned for 2012, ignoring any requirement under the FIS Annual Bonus Plan that the Employee must be employed on the payment date;

(iii)
For any Date of Termination occurring under this Section prior to the payment of the FIS 2013 Annual Bonus, the Company shall pay the Employee no later than March 15, 2014, the FIS 2013 Annual Bonus based upon the actual FIS 2013 Annual Bonus that would have been earned for 2013 and pro-rated for the period from January 1, 2013 and the Transition Date, ignoring any requirement under the FIS Annual Bonus Plan that the Employee must be employed on the payment date; and

(iv)
All stock options, restricted stock, performance shares and other equity-based awards granted by the Company (collectively, the “Equity Awards”) that are outstanding but not vested as of the Date of Termination shall become immediately vested and/or paid or settled, as the case may be, unless the Equity Awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms; provided, however, that notwithstanding the foregoing, any such Equity Awards that constitute a non-qualified deferred compensation arrangement within the meaning of Code Section 409A shall be paid or settled on the earliest date following the Date of Termination that does not result in a violation of or penalties under Code Section 409A.

(b)
Termination by the Company for Cause or by the Employee without Good Reason. If the Employee's employment is terminated during the Employment Term by the Company for Cause or by the Employee without Good Reason, the Company shall pay the Employee any: (i) Accrued Obligations; and (ii) for any Date of Termination occurring under this Section prior to the payment of the FIS 2012 Annual Bonus, the Company shall pay the Employee no later than March 15, 2013, the FIS 2012 Annual Bonus based upon the actual FIS 2012 Annual Bonus, ignoring any requirement under the FIS 2012 Annual Bonus Plan that the Employee must be employed on the payment date.

(c)
Termination due to Death or Disability. If the Employee's employment is terminated during the Employment Term due to death or Disability, the Company shall pay the Employee (or to the Employee's estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; (ii) for any Date of Termination occurring under this Section prior to the payment of the FIS 2012 Annual Bonus, the Company shall pay the Employee no later than March 15, 2013, the FIS 2012 Annual Bonus based upon the actual FIS 2012 Annual Bonus that would have been earned for 2012, ignoring any requirement under the FIS Annual Bonus Plan that the Employee must be employed, alive or not disabled on the payment date; and (iii) for any Date of Termination occurring under this Section prior to the payment of the FIS 2013 Annual Bonus, the Company shall pay the Employee no later than March 15, 2014, the FIS 2013 Annual Bonus based upon the actual FIS 2013 Annual Bonus, ignoring any requirement under the FIS 2013 Annual Bonus Plan that the Employee must be employed on the payment date and pro-rated for the number of days between January 1, 2013 and the Transition Date. In addition, the Employee’s Equity Awards that are outstanding but not vested as of the Date of Termination shall become immediately vested and/or be paid or settled, as the case may be, as provided in Section 9(a)(iv) of this Agreement.

10.    Non-Delegation of Employee's Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
11.    Confidential Information. The Employee will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter the Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will the Employee utilize any such information, either alone or with others, outside the scope of the Employee’s duties and responsibilities with the Company and its affiliates.
12.    Non-Competition.

(a)
During the Period from the Effective Date through the Transition Date. The Employee agrees that, during the period from the Effective Date through the Transition Date, the Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with the Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of the Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company's or its affiliates' principal business. In addition, during the period from the Effective Date through the Transition Date, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

(b)
During the Period after the Transition Date. The parties acknowledge that the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by the Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, during the period from the Transition Date through November 7, 2016, the Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with the Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Subsection 12(b) if: (A) the Employee’s employment is terminated by the Company without cause, or (B) the Employee terminates employment for Good Reason.

(c)
Exclusion. Working, directly or indirectly, for any of the following entities shall not be considered competitive to the Company or its affiliates for the purpose of this section: (i) Fidelity National Financial, Inc. and its subsidiaries and its respective affiliates or their successors; (ii) Remy International, Inc. and its subsidiaries and its respective affiliates or their successors; (iii) Lender Processing Services Inc. and its subsidiaries and its respective affiliates or their successors; or (iv) Fidelity National Information Services, Inc. and its subsidiaries and its respective affiliates or their successors, if this Agreement is assumed by a third party as contemplated herein.

13.    Return of Company Documents. Upon termination of the Employment Term, the Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.
14.    Actions and Survival. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of this Agreement by the Employee, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. Notwithstanding any termination of this Agreement or the Employee's employment, Section 9 shall remain in effect until all obligations and benefits resulting from a termination of the Employee’s employment during the Term are satisfied. In addition, Sections 10 through 25 shall survive the termination of this Agreement or the Employee’s employment and shall remain in effect for the periods specified therein or, if no period is specified, until all obligations thereunder have been satisfied. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to the Company.
15.    Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment, distribution or other benefit under this Agreement (other than due to the Employee's death), the Employee shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired; provided, however, that such release shall not apply to the Employee’s rights under the benefit plans and programs of the Company and its affiliates, which rights shall be determined in accordance with the terms of such plans and programs. With respect to any release required to receive payments, distributions or other benefits owed pursuant to this Agreement, the Company must provide the Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by the Employee and returned to the Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
16.    No Mitigation. The Company agrees that, if the Employee's employment hereunder is terminated during the Employment Term, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits or otherwise.
17.    Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, including without limitation the Prior Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.
18.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.
19.    Successors. This Agreement may not be assigned by the Employee. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. The Employee agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, "Company" shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
20.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
21.    Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs and litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party within sixty (60) days of the date the right to the payment amount is so determined; provided, however, that following the Employees termination of employment with the Company, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to the Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by the Employee or others on the Employee’s behalf (such amounts collectively referred to as the "Reimbursed Amounts"); provided, further, that the Employee shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of the Employee's claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from the Employee. The rights under this section shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.
22.    Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.
23.    Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
To the Company:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Corporate Executive Vice President, Human Resources

To the Employee:

Michael L. Gravelle
6068 San Jose Blvd., W
Jacksonville, FL 32217

24.    Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
25.    Tax.

(a)
Withholding.    The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

(b)
Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”); provided, that for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on the Employee as a result of Code Section 409A. Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Employee shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). To the extent the Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six (6) month period after separation from service, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six (6) month period; provided, however, that if the Employee dies following the Date of Termination and prior to the payment, distribution, settlement or provision of the any payments, distributions or benefits delayed on account of Code Section 409A, such payments, distributions or benefits shall be paid or provided to the personal representative of the Employee’s estate within 30 days after the date of the Employee’s death. The Employee acknowledges that he has been advised to consult with an attorney and any other advisors of the Employee’s choice prior to executing this Agreement, and the Employee further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of the Company or its affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Section 409A of the Code and any similar sections of state tax law.

(c)
Excise Taxes.    If any payments or benefits paid or provided or to be paid or provided to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount"). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If the Employee does not elect to have Payments reduced to the Scaled Back Amount, the Employee shall be responsible for payment of any Excise Tax resulting from the Payments and the Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation; (ii) next from equity compensation described in Section 9(a)(iv) (first any equity compensation that constitutes deferred compensation subject to Section 409A and then equity compensation that is not subject to Section 409A), and then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to the Employee shall be reduced first.

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IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Michael P. Oates	By:	/s/ Michael L. Gravelle
Name:	Michael P. Oates		Michael L. Gravelle
Title:	Corporate Executive Vice President and General Counsel

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